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                                                                    EXHIBIT 10.1

                                    CONTRACT

                                     BETWEEN

                            STILLWATER MINING COMPANY

                                       AND

                     PAPER, ALLIED INDUSTRIAL, CHEMICAL AND
                   ENERGY WORKERS INTERNATIONAL UNION AND ITS
                                  LOCAL 8-0001

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                                TABLE OF CONTENTS
                              ARTICLES OF AGREEMENT

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Introduction
Article 1  -Recognition ..........................................................     2
Article 2  -Term of Agreement ....................................................     3
Article 3  -Non-Discrimination ...................................................     3
Article 4  -Union Security .......................................................     3
Article 5  -Management-Union Committee ...........................................     4
Article 6  -Grievance and Arbitration ............................................     5
Article 7  -Medical Arbitration ..................................................     7
Article 8  -Health and Safety ....................................................     8
Article 9  -Seniority ............................................................     9
Article 10 -Job Postings .........................................................    10
Article 11 -Probationary Period ..................................................    12
Article 12 -Performance Improvement Plan / Progressive Discipline / Attendance....    12
Article 13 -Hours of Work and Overtime ...........................................    14
Article 14 -Sick/Personal Leave ..................................................    16
Article 15 -Lay-Off and Recall ...................................................    17
Article 16 -Severance Pay ........................................................    18
Article 17 -Classification and Wages .............................................    18
Article 18 -Benefits .............................................................    19
Article 19 -Holidays .............................................................    21
Article 20 -Vacation .............................................................    22
Article 21 -Union Leaves of Absence ..............................................    24
Article 22 -Family and Medical Leave .............................................    24
Article 23 -Military Service .....................................................    26
Article 24 -Bereavement Leave ....................................................    26
Article 25 -Jury and Witness Duty ................................................    26
Article 26 -Contracting Out ......................................................    27
Article 27 -Management Rights ....................................................    27
Article 28 -Mine/Plant Closure ...................................................    28
Article 29 -No Strike ............................................................    29
Article 30 -Past Practice ........................................................    29
Article 31 -Validity .............................................................    29
Article 32 -Miscellaneous ........................................................    29
Article 33 -Complete Agreement ...................................................    30
Appendix A -Base Rate Structure
Appendix B -Lines of Progression
            Memoranda of Understanding
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                              ARTICLES OF AGREEMENT

This Agreement dated July 20, 2004, is made and entered into by and between Stillwater Mining Company (hereinafter referred to as the "Company") its successors and assigns, and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, and its Local 8-0001 (hereinafter referred to as the "Union") its successors and assigns. The general purpose of this agreement is to foster and promote a consistent, stable and cooperative relationship between the Company and its represented employees and to promote the mutual interests of the Company and the Union. By setting forth mutual promises and obligations herein assumed, the parties agree as follows:

                                    ARTICLE 1
                                   RECOGNITION

SECTION 1. The Company recognizes the Union as the sole and exclusive bargaining representative for the purpose of collective bargaining with respect to rates of pay, benefits, hours of employment and other conditions of employment pertaining to all Stillwater Mining Company employees employed by the Company at the facilities at 2562 Nye Road, Nye, Montana; and the facilities at 1891 1st Avenue South and 1730 1st Avenue South, Columbus, Montana, to wit: All hourly production and maintenance employees, including warehouse employees, laboratory technicians and custodians; but excluding all temporary employees, student summer hires, professional and technical employees, office clerical employees, guards, dispatchers and supervisors, and those above the rank of supervisor, as defined in the act; National Labor Relations Board case number 27-RC-7563, Certification dated December 19, 1995.

SECTION 2. The Company recognizes that the Union's Workers' Committee is the duly selected body which represents Union interests to the Company. The Workers' Committee shall be selected by the Union, and consist of seven (7) members, including the Local Union President who shall be Chair. The six (6) remaining members of the Workers' Committee shall consist of three (3) from the Mine, one
(1) from the Concentrator/Surface, one (1) from the Smelter/BMR/Laboratory, and one (1) from Maintenance/Warehouse. Alternates may be selected by the Union to replace members of the Committee who may be absent.

SECTION 3. The Local Union President shall promptly notify the Company, in writing, of the names of the members of the Workers' Committee and such stewards as it may select. The Company will be notified, in writing, of any changes and shall not be required to recognize the above until notified in writing.

SECTION 4. The Company recognizes the Workers' Committee as the bargaining committee for purposes of collective bargaining; as representatives in the Management-Union Committee meetings as set forth in Article 5; and as Chief Stewards as set forth in Article 6. The Company recognizes the role of the International Union Representative.

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As such, the International Union Representative may be present at meetings between Management and the Union, provided notice is given in advance. The Union agrees that such activities will not result in any disruption of the Company's operations, and employees will not neglect their duties and responsibilities.

                                    ARTICLE 2
                                TERM OF AGREEMENT

SECTION 1. This agreement shall remain in effect from 12:01 p.m. July 20, 2004 until 12:01 p.m. July 1, 2007, and if not terminated at the end of that period by sixty (60) days written notice by one party to the other prior to this date, shall continue in effect thereafter until terminated by either party upon ninety
(90) days written notice of its desire to terminate or modify this Agreement.

                                    ARTICLE 3
                               NON-DISCRIMINATION

SECTION 1. The Company and Union agree that neither will discriminate nor harass any employee or applicant for employment because of race, creed, marital status, color, age, disability, religion, national origin or sex in violation of any applicable Federal, State or local law.

SECTION 2. There shall be no discrimination or harassment by the Company, its officers, or agents, or the Union, or its members against any employee because of membership or non-membership in any lawful union, participation or non-participation in any lawful union activity, or because any employee has exercised or failed to exercise any right specifically provided under this Agreement.

                                    ARTICLE 4
                                 UNION SECURITY

SECTION 1. Every employee covered by this Agreement must, for the life of this Agreement after the grace period described below, satisfy a financial obligation to the Union as the exclusive bargaining representative. Under this Agreement, the financial obligation for Union members is an amount equivalent to monthly dues, and for non-members a fee amount, as determined by the Union, to perform the duties as exclusive representative under this Agreement.

This financial obligation is a condition of continued employment and is in consideration for the cost of representation and collective bargaining and is not contingent upon present or future membership in the Union.

The grace period for this Agreement is thirty (30) calendar days following the completion of the employee's probationary period as set forth in Article 11, or by the thirtieth (30th) calendar day following the effective date of this Agreement, whichever is later.

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Neither the Union or Company, nor any of their officers, agents or members shall intimidate or coerce employees about membership or non-membership in the Union. If any dispute arises as to whether there has been any violation of this provision (or whether an employee affected by this Agreement has failed to meet the financial obligation), the dispute shall be submitted directly to the arbitration clause, as set forth in Article 6 for determination.

The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken by the Company in complying with the provisions of this Article.

SECTION 2. For employees in the bargaining unit, the Company agrees to deduct the Union dues for the month from the wages due each month, provided each employee from whose check Union dues are to be deducted has on file a signed payroll deduction authorization.

                                    ARTICLE 5
                           MANAGEMENT-UNION COMMITTEE

SECTION 1. The Company and the Union recognize the benefits of an open forum where information, mutual concerns, interests, and complaints (not covered under Article 6) affecting the workplace can be freely discussed, with a view to exploring solutions, which are acceptable and beneficial to the Union and the Company. Without limiting the opportunity for the Union and the Company to meet informally at the Nye or Columbus facilities, the parties agree to establish a Management-Union Committee (MUC).

SECTION 2. The Workers' Committee will serve as representatives for the Union at MUC meetings. The Company representatives will be comprised of Management personnel from equally covered departments.

SECTION 3. MUC meetings will be held during regular business hours, normally on at least a monthly basis. Logistics for the meeting will be mutually agreed upon, and coordinated through the Human Resources Department. Senior Management from the Nye and Columbus facilities will discuss agenda items with the Local Union President prior to the meeting. A formal meeting agenda will be given to all committee members at least five (5) days prior to the meeting.

SECTION 4. For employees, time spent at MUC meetings will be considered as time worked and will be paid at an employee's normal base rate, including reasonable travel time. Members attending the MUC meetings during their normally scheduled work hours will be made whole for any lost wages incurred as a result of attendance at the MUC meeting. The Company will make every reasonable effort to schedule the MUC members on shift during MUC meetings.

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SECTION 5. The Union and the Company agree that the Management-Union Committee is limited to joint discussions and consultation, and it is in no way intended to limit or restrict the rights reserved to the Union or the Company by this Agreement. The Committee is not intended to take the place of normal communication between employees and the Company, or to serve as an alternative to the grievance and arbitration procedures of this Agreement, or to interfere with or attempt to renegotiate any of the provisions of this Agreement, except as set forth in Article 33.

                                    ARTICLE 6
                            GRIEVANCE AND ARBITRATION

SECTION 1. It is recognized that, from time to time, dispute(s) between the Company and its employees may occur. The employees will try to settle these differences as quickly as possible with their immediate foreman or supervisor. The employee has the right to be accompanied and assisted by a steward or Chief Steward. If the disagreement cannot be resolved between the parties, a grievance may be filed. A "grievance" is a dispute as to the interpretation, application, or alleged violation of any of the provisions of this Agreement.

SECTION 2. Should a grievance arise that is not verbally settled with the immediate supervisor, an earnest effort will be made to settle such grievances in the following manner:

       Step 1: The grievance shall be presented in writing to the Human
            Resources Department within fifteen (15) days from the time the employee has knowledge of the occurrence. The supervisor has fifteen (15) days to respond in writing to the grievance. If the supervisor's written answer is not accepted, the Union must advance the grievance through the Human Resources Department to the applicable manager or his designee in writing within fifteen (15) days following the supervisor's written answer.

       Step 2: The applicable manager or his designee will have up to fifteen (15) days to conduct a grievance meeting. The meeting will be comprised of no more than three Union Representatives and up to three Company Representatives, to include at least one representative from the department from which the grievance arose. In an earnest effort to resolve the dispute, the Company and Union will disclose throughout the grievance process, facts and information relied upon. Following the meeting the Company will have fifteen (15) days to respond in writing to the grievance. The Union will have fifteen (15) days to respond in writing to the Companies' answer from the second step meeting.

SECTION 3. Failure by either party to comply with the time limits set forth in this Article shall result in the grievance being advanced to the next step. The time limits set forth in

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this Article may be extended, in writing, by mutual agreement, on a case-by-case basis. The Company will pay for time spent by Union representatives in grievance meetings that are scheduled during their regular working hours.

SECTION 4. If the answer from the grievance Step 2 meeting is not accepted by the Union, the grievance will automatically be referred to arbitration. The Company and Union will agree on a tentative date for the arbitration, not to exceed 50 days following the Union's notice to the Company that they do not accept the Company's Step 2 response.

      a. The Company and the Union mutually agree to select a three (3)-member arbitration panel. The arbitrators will normally reside in the State of Montana and will have direct experience in collective bargaining disputes. The parties will establish a rotation for the arbitration panel. Following the hearing, the arbitrator's decision will be reduced to writing and submitted to both parties within five (5) working days from the date of the hearing.

      b. Should the members of the panel be unavailable or in instances where the Company and the Union determine not to use a member of the Panel, the following procedure will be utilized. The parties shall refer the grievance to the Federal Mediation and Conciliation Service. The parties shall request the Federal Mediation Service to submit a panel of seven (7) arbitrators. Each party shall have the right to reject one panel of arbitrators. Striking of the first name shall be determined by the flip of a coin and then the parties shall alternately strike a name until one arbitrator is left. The arbitrator shall be notified of selection by a letter from the parties requesting that the arbitrator set a time for the hearing, subject to the availability of the Company and the Union representative. Arbitration hearings shall be held in Billings, Montana.

SECTION 5. In rendering a decision, the arbitrator will be governed and limited by this Agreement's provisions, applicable law, and the expressed intent of the parties as described in this Agreement. The arbitrator will have no power to add to, subtract from, or modify any of the terms and provisions of this Agreement, or substitute his judgment for that of the Company. The arbitrator will confine his judgment strictly to the facts submitted in the hearing, the evidence before him, and this Agreement's express terms and provisions. The arbitrator's decision will be final and binding upon the parties.

SECTION 6. The Company and the Union shall bear the costs of their respective expenses, and shall share, equally, the cost of the arbitrator.

SECTION 7. The Union and the employees waive their right to pursue any judicial or administrative remedy against the Company as to any matter subject to the procedures established in this Article until such procedures are exhausted. Any settlement under the procedures established under this Article, short of arbitration, will be binding upon

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the Company, the Union, and the employees and will preclude any further administrative or judicial relief.

SECTION 8. Any employee has the right to have a Steward or Chief Steward present if they are called into a meeting, which may result in disciplinary action.

SECTION 9. If it is necessary for a steward or Chief Steward to take time off during their regularly scheduled shift to investigate or resolve a grievance, they shall request the permission of their immediate supervisor, which permission shall not be unreasonably withheld. When a steward or Chief Steward enters an area other than their normal work area, they shall inform the supervisor of that area of their presence and reason for being there. As well, a steward or Chief Steward shall inform their supervisor when returning to their normal work area or duties.

SECTION 10. Grievances dealing with suspensions and/or discharges will be moved immediately to Step 2 of the grievance procedure.

SECTION 11. The Union, by not exercising any functions thus reserved to it or by exercising any such function in a particular way, shall not be deemed to have waived its right to exercise such function as set forth in this Agreement.

                                    ARTICLE 7
                               MEDICAL ARBITRATION

SECTION 1. In the event a dispute arises concerning the physical fitness of an employee to return to work or to continue to work, an attempt to resolve the dispute by conference or consultation between a licensed physicians selected by the Company and a licensed physician selected by the Union shall first be made.

SECTION 2. If no satisfactory conclusion is reached by the above, and the Union so elects, a Board of three (3) licensed physicians will be selected, one by the Company, one by the Union, and one by the two so-named, who will decide the case. The decision of the Board shall be final and binding on both parties to the Agreement and retroactive to the date the dispute arose.

SECTION 3. The Company shall bear the expense of the physician of its choice, and the Union shall bear the expense of the physician of its choice. The expense of the third physician shall be paid by the losing party. In the event that the decision of the Board does not result in a clear-cut losing party, the expense of the third physician shall be borne equally by the parties.

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                                    ARTICLE 8
                                HEALTH AND SAFETY

SECTION 1. The Company and the Union believe an effective health and safety program is essential for employee morale and well being, as well as the long-term viability of the Company. Accordingly, the Company recognizes its obligation to prevent, correct and eliminate all unhealthy and unsafe working conditions and practices. Employees are also expected to recognize, address and report unhealthy or unsafe working conditions. Further, employees shall follow all Company safety and health rules and procedures and comply with applicable State and Federal regulations.

SECTION 2. The Company will recognize one (1) Joint Health and Safety Committee for the Nye facilities and one (1) Joint Health and Safety Committee for the Columbus facilities. The Nye Committee will consist of six (6) Union representatives and six (6) Management representatives. The Company and the Union will keep each other informed of their respective Committee members. These Committees will meet monthly to discuss health and safety issues, recommend corrective actions, and communicate health and safety information back to employees.

SECTION 3. Time spent in Joint Health and Safety Committees meetings and approved activities will be considered as time worked. All matters considered and handled by the Joint Health and Safety Committees will be reduced to writing, and the joint minutes will be maintained and communicated at the monthly Joint Health and Safety Committee meetings.

SECTION 4. The Company will assign (at their respective leadman rate) one bargaining unit employee to act as a Health and Safety Representative for the Nye mine. The Health and Safety Representative shall serve at the discretion of the Joint Health and Safety Committee and will be reviewed annually by the Nye facilities Joint Health and Safety Committee. The Committee shall establish duties and responsibilities as well as qualifications for the Representative. The Representative shall provide updates to the Committee on a monthly basis and administratively shall report to the Nye Safety Manager.

SECTION 5. The Company will conduct occupational health and medical monitoring to measure exposures in the workplace as appropriate, or upon the recommendation of the appropriate Health and Safety Committee. Results will be distributed to the appropriate Health and Safety Committees and the Local Union President, to the extent that employee confidentiality is not compromised.

SECTION 6. The Company will pay for required medical examinations and the results will be kept in the employee's confidential medical file. Upon request, a copy of these records will be provided to the affected employee.

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SECTION 7. Personal protective equipment (PPE) required by statute, Company policy or for special tasks not regularly performed will be provided by the Company at no cost to the employee. Upon employment, the Company will provide a one-time allocation of other Company required personal protective equipment. The Company will allow employees to purchase subsequent or additional personal protective equipment through the warehouse at Company cost. Employees whose PPE is damaged or destroyed through abnormal conditions, not attributed to abuse, will receive replacement PPE through the warehouse at Company expense. Employees will receive replacement PPE, excluding boots, when the PPE is damaged or worn out and not attributable to abuse and is returned to their supervisor.

SECTION 8. Prescription safety glasses will be provided at a rate of one (1) pair per year. Replacement non-prescription safety glasses will be available.

SECTION 9. The Company will provide for an ongoing health and safety training program. The content of health and safety training courses will be reviewed with the Health and Safety Committees prior to selection. Time spent on Company approved training will be considered as time worked. The cost of Company approved training will be paid by the Company and expenses reimbursed based on current Company policy.

SECTION 10. No employee will perform unsafe work or be required to perform unsafe work. Employees performing unsafe work or unsafe practices will be subject to disciplinary action, up to and including discharge. Refusal to perform unsafe work will not warrant or justify any present or future disciplinary action.

                                    ARTICLE 9
                                    SENIORITY

SECTION 1. Continuous service shall be determined by an employee's date of original employment with the Company, or predecessor companies Chevron or Manville, if there has been no break in service. Continuous service shall apply only for purposes of applicable benefit plans and earned vacation.

SECTION 2. Union seniority shall be determined from the employee's date of original employment with the Company in bargaining unit positions at its facilities covered by this agreement, or with predecessor companies Chevron or Manville, if there had been no break in service.

SECTION 3. Union and department seniority shall be lost if:

      A.    the employee quits.

      B.    the employee is discharged for just cause.

      C. the employee fails to work for any reason for two (2) years, or length of service, whichever is less.

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      D.    The employee fails to return to work after discharge from the military service in accordance with USERRA.

      E. the employee fails to return to work upon termination of a leave of absence.

In addition, an employee's Union seniority shall be lost if the employee is promoted to a full-time non-bargaining unit position for a period in excess of one (1) year. If the employee returns to the bargaining unit, he/she must make the Union whole.

If an employee is re-employed subsequent to termination for an above-stated cause, said employee shall be considered a new employee for seniority purposes.

SECTION 4. Department seniority will be determined by the date on which the employee begins continuous service in one of the following departments:

      A.    Mine

      B.    Concentrator/Concentrator Maintenance/Surface

      C.    Mine Maintenance

      D.    Warehouse

      E.    Metallurgical Complex/Smelter/BMR/Laboratory/Maintenance

The employee will lose department seniority in any previous department once department seniority is established in any other department.

SECTION 5. A seniority list shall be compiled and revised as necessary, but no less often than every six (6) months. The current seniority list will be posted in the workplace, with a copy to the Local Union President.

SECTION 6. In the event there is a tie based on seniority dates, seniority shall, in each application, be decided by the birthday rule. For example, a January 1 birth date would be senior over any other date in a calendar year, without the employee's age being a factor.

                                   ARTICLE 10
                                  JOB POSTINGS

SECTION 1. Whenever the Company determines a vacancy, other than a temporary vacancy, exists in any biddable job classification or a new job becomes available, the Company will post a job bulletin covering such classification on the bulletin boards. The bid will remain posted for fifteen (15) consecutive days. Employees desiring to bid on the vacancy shall apply in writing to the Human Resources Department within the allotted fifteen (15) days. Upon request, a copy of the job posting and of all bids shall be provided to the Local Union President. At the end of the fifteen (15) days, the successful, senior qualified candidate will be determined based on their departmental seniority. If there are no qualified employees within the department, Union seniority will

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apply. If no qualified candidate from within the bargaining unit applies or no bid is received within the time frame set forth above, the job may be filled by the Company from any other sources.

For purposes of this Article, it is understood that an employee's qualifications to perform a job will be based on any relevant job-related criteria, utilizing established Job Classification - Task Proficiency Matrices. The requisite skills, knowledge and ability to perform the relevant tasks of the job may be determined through tests, licenses or certifications. Employees who have incurred any of the following in the twelve (12) months prior to bidding or promotion are not entitled to consideration for advancement:

      a.    one (1) or more suspensions, or

      b.    two (2) or more written safety-related disciplinary actions, or

      c.    one (1) or more safety-related lost time incidents, or

      d.    one (1) or more MSHA/OSHA medical reportable/recordable incidents

SECTION 2. The proposed creation of a new test, or the elimination or change of an existing test, shall first be discussed with the area Chief Steward of the affected department. If the parties aren't able to agree on such new test or changes, the Union may file a grievance as to the reasonableness of the test as set forth in this Agreement.

SECTION 3. Laid off employees, who have seniority rights, shall be eligible to bid on all job postings, in accordance with Article 15, Lay-Off and Recall.

SECTION 4. From time to time, temporary vacancies of less than ninety (90) calendar days may occur due to illness, injury or an abnormal increase in workload. Vacancies of this nature will be filled at the Company's discretion. Full-time job assignments so filled shall be open for bidding within forty-five
(45) calendar days as set forth above.

SECTION 5. If the successful bidder proves unsatisfactory after a thirty (30) day evaluation period, or chooses not to continue in the new position within the thirty (30) day evaluation period, the employee will be returned to the position last held with no loss of seniority. The Company will then fill the position with the next senior qualified candidate from the original posting. Any employee determined to be unsatisfactory after 30 days will be notified in writing with a copy to the Worker's Committee member from that area. The employee will be returned to the previous job classification with no loss of seniority.

SECTION 6. An employee who is awarded a job posting outside his/her department cannot bid for another job for a period of one (1) year. An employee who is awarded a job posting within his department cannot bid for another job for a period of four (4) months.

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                                   ARTICLE 11
                               PROBATIONARY PERIOD

SECTION 1. All new employees (including persons who have broken prior service) will be considered probationary employees for a period of seven hundred eighty
(780) hours worked. Probationary employees shall be subject to transfer, promotion, demotion, layoff and/or discipline including discharge, at the sole discretion of the Company.

SECTION 2. Employees continued in employment after the end of the probationary period shall become full-time employees and shall be credited with continuous service from the original date of hire.

SECTION 3. Unless Company policies provide otherwise, probationary employees will not be eligible for any benefits granted to regular employees under this Agreement. No terms of this Agreement other than this Article and the appropriate wage rate will apply to probationary employees.

                                   ARTICLE 12
                         PERFORMANCE IMPROVEMENT PLAN /
                       PROGRESSIVE DISCIPLINE / ATTENDANCE

                          PERFORMANCE IMPROVEMENT PLAN

SECTION 1. The purpose of the performance improvement process is to provide the Union and the Company with a uniform and fair method of addressing job performance issues.

SECTION 2. When a job performance problem has been identified and the severity of the problem does not warrant progressive discipline, the following procedure will be used in an attempt to improve performance and/or to modify behavior.

A meeting will be held with the employee within seven (7) working days of the Company's last indication of the performance problem. At the meeting, the following will take place: The problem will be identified, and the Company representative will listen to the employee's perspective on the problem and will be counseled. The Company will make an evaluation if the problem is likely to recur. If it is unlikely that the problem will recur, the issue will be dropped. If there is a probability that the problem will recur, then a Performance Improvement Plan (PIP) will be developed with the employee.

The plan will include: a statement of the plan's objective, a description of the way in which performance improvement will be measured and identification of the date when the plan will be reviewed, the "plan completion date" must be stated on the PIP and

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cannot exceed one year in duration. All plans will be given to the employee with a copy to the Union President.

When a Performance Improvement Plan has been successfully completed, it will remain in the supervisor's working file until twenty-four (24) months after it was originally written. After successful completion, it can only be cited as a basis for other PIP's or discipline when the behavior involved is the same as or similar to the behavior which caused the writing of the original PIP. Twenty-four (24) months after the date the PIP originated, it will not be cited for other PIP's, discipline or job performance issues. The PIP original copy will remain in the employee's personnel file, located in the Human Resources Office.

                             PROGRESSIVE DISCIPLINE

SECTION 1. If an employee fails to successfully complete or repeats the problem the Performance Improvement Plan was designed to correct, a meeting will be held with the employee, the Union and the Company. The Company will listen to the employee's reasons for not successfully completing the PIP. As a result of this meeting, the Company has the right to begin the progressive disciplinary procedure as follows:

      Step 1:    Written Warning

      Step 2:    One (1) day suspension without pay

      Step 3:    Three (3) day suspension without pay

      Step 4:    Discharge

SECTION 2. The type of progressive discipline given will be based upon the severity of the problem. Progressive disciplinary procedures may be taken by the Company for just cause. In cases of written warnings and suspensions, the Company will meet with the employee regarding the Performance Improvement Plan. The employee will also be informed that further failure to improve performance will result in the more severe discipline up to and including discharge.

Termination of employment will be in cases where the severity of the problem justifies termination or in cases where other progressive disciplinary steps have been taken.

SECTION 3. A Union representative will be present, if available, at the meeting with an employee establishing a PIP plan or upon the issuing of discipline. An employee may elect not to have a Union representative present.

SECTION 4. Records of disciplinary action will remain in the employee's personnel file for twenty-four (24) months from the date it was originally written. Twenty-four (24) months after the date it originated, the disciplinary action will not be cited for other progressive discipline or job performance issues.

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                                   ATTENDANCE

SECTION 1. To maintain order and efficiency in the Stillwater Mining Company operation, employees must be available to perform their work on a full-time basis. Good attendance, including reporting to work on time, is a condition of continued employment.

SECTION 2. Any excused time off covered in the Collective Bargaining Agreement or under State or Federal employment law will be excluded from this Article; however, proper reporting off procedures must be followed for all absences.

SECTION 3. REPORTING OFF. Employees must call Dispatch at least thirty (30) minutes prior to the start of their shift and state the reason for the absence. Calls must be made by the employee and not from spouses, family members or others. Employees who report off properly will use one (1) sick/personal day for each absence.

SECTION 4. TARDY. Employees will be considered Tardy should he/she call off properly and then report to work within ninety (90) minutes from the start of his/her scheduled shift. Employees who are tardy will use one (1) sick/personal day upon the third offense. Every tardy thereafter, and within the twelve (12) month period, will result in the use of one sick/personal day.

SECTION 5. Employees who fail to properly report off shall be defined as AWOL and shall be charged sick/personal days as follows:

      a. Employee fails to report off properly, but calls within one hour after the start of shift - USES 2 SICK/PERSONAL DAYS

      b.    Employee does not call off - USES 3 SICK/PERSONAL DAYS

SECTION 6. Employees who have further absence(s), not otherwise provided for in this Agreement, will be discharged.

                                   ARTICLE 13
                           HOURS OF WORK AND OVERTIME

SECTION 1. The normal workweek will begin at 12:01 a.m. each Tuesday and end at 12:00 midnight the following Monday. Overtime will be paid for all hours worked in excess of forty (40) hours during a workweek.

SECTION 2. Changes in working schedules (other than temporary incidental changes) will be discussed in a MUC meeting prior to implementation and will be included on the agenda, distributed to the members prior to the scheduled meeting.

SECTION 3. An employee who is called back for immediate work after leaving Company property or who is called for immediate work outside their scheduled working hours, and actually begins working, will be paid time and one-half (1-1/2) for work actually performed. Under this Section, employees will be called out and paid for a minimum of five (5) hours at the time and one-half (1-1/2) rate (in lieu of travel time and mileage).

SECTION 4. If an employee's regularly scheduled shift is canceled less than ninety (90) minutes before it is scheduled to begin, the employee will either work a minimum of four (4) hours or be paid four (4) hours at his regular hourly rate in lieu of work.

SECTION 5. Upon prior approval of the supervisors involved, employees may mutually agree to exchange shifts or days off provided the exchange does not cause any disruption or increased cost to the Company, and that the exchange does not cause the employee to be on duty more than sixteen (16) hours in any twenty-four (24) hour period. Such requests may not be unreasonably withheld and will not be considered as flex time.

SECTION 6. The Company agrees that overtime will be distributed as uniformly and equally as possible and practical within each classification. Employees will not be forced to work overtime as long as there are employees in their classification who are qualified and willing to work such overtime. If no qualified employees volunteer to accept requested overtime, the Company will assign the overtime to a qualified employee, based on reverse order of department seniority. Employees who decline offered overtime will be charged for the overtime offered as if it has been worked for the purpose of overtime allocation. The existing overtime practices will be continued through the life of this Agreement.

SECTION 7. Any employee who has worked sixteen (16) consecutive hours will be compensated at double (2) time for all hours worked over sixteen (16). Any employee who has worked sixteen (16) or more hours will be allowed a rest period of at least eight (8) hours with no loss of overtime pay.

SECTION 8. Pyramiding of overtime is prohibited.

SECTION 9. For the purpose of computing weekly overtime the following will be considered as time worked: holidays, jury/witness service, Union business involving contract administration or negotiations for the purpose of renewing this Agreement, which fall on an employee's regularly scheduled work day; or meetings, training and conferences required by the Company. These hours will not exceed the number of hours in the employee's normal workday.

SECTION 10. Except for the first shift worked for each work rotation, an employee will be given twenty-four (24) hours notice of a change in shift. In the event that such twenty-four (24) hours notice is not given, the employee shall receive one and one-half (1-1/2) times their base rate for all hours worked on the first shift of the change. This does not apply to employees requesting change of rotation.

SECTION 11. Employees who work a shift beginning 2:00 p.m. but no later than 4:00 a.m. will be paid a shift differential of fifty cents ($.50) per hour.

                                   ARTICLE 14
                               SICK/PERSONAL LEAVE

SECTION 1. Effective July 1, 2004 and each July 1 during the term of this Agreement, employees who have completed their probationary period shall have available six (6) full or partial, paid or unpaid days for sick/personal leave each year. This leave is intended for time for which the employee is absent for reasons of non-work related sickness, injury or accident, emergency or personal business.

SECTION 2. In order to receive payment for hours absent in a shift under this Article, employees shall be required to submit on the first shift worked after the absence(s), a doctor's statement verifying the employee's inability to work due to his/her own non-occupational illness or injury.

SECTION 3. Commencing September 2005 and each year thereafter, employees shall be paid a bonus for all sick/personal days not used from July 1 of the previous year to July 1 of the current year. Such bonus shall be paid as follows:

No. of Unused Days                      Bonus Calculation
------------------    ------------------------------------------------
       6              2.00   X   hours/shift  X   base rate  X  6 days
       5              1.75   X   hours/shift  X   base rate  X  5 days
       4              1.50   X   hours/shift  X   base rate  X  4 days
       3              1.50   X   hours/shift  X   base rate  X  3 days
       2              1.00   X   hours/shift  X   base rate  X  2 days
       1              1.00   X   hours/shift  X   base rate  X  1 day

SECTION 4. Pursuant to the Family and Medical Leave provisions in Article 22, employees who qualify for Short Term Disability benefits are required to use available vacation, the personal holiday and/or sick/personal days (or a combination thereof) to satisfy the waiting period. The Company will waive the advanced notice requirement for an employee electing to use paid vacation.

SECTION 5. Upon completion of their probationary period, employees shall be granted a pro-rated number of full or partial, unpaid or paid sick/personal days available for use in the remainder of the year. Employees completing their probationary period in July, August or September are eligible for four (4) sick/personal days; in October, November or December, three (3) days; in January, February or March, two (2) days; or in April, May or June, one (1) day.

                                   ARTICLE 15
                               LAY-OFF AND RECALL

SECTION 1. For the purpose of lay-off and recall, qualifications to perform the job(s) concerned and seniority shall apply. The employee(s) with the least departmental seniority in the affected classification within the department shall be the first full-time employee laid off in each department, and so on. Employee(s) displaced from their classification(s) shall first be entitled to displace the junior employee in their department provided they are qualified to perform the work involved. Employee(s) not qualified to displace junior employees within their department shall be entitled to displace the junior employee in other departments, based upon Union seniority, provided they are qualified to perform the work involved. Upon recall, the last full-time employee laid off will be the first full-time employee recalled, providing such employee is qualified to perform the job in question, utilizing Union seniority. Temporary employees and probationary employees will be laid off prior to employees on the seniority list, unless the temporary or probationary employees have special skills not held by regular employees.

SECTION 2. An employee has fifteen (15) days to respond to a recall to work by certified mail. The fifteen (15) days will begin running when the Company makes its initial attempt to recall. Unless other arrangements are made, the recalled employee will have up to fifteen (15) days to return to work after responding to the Company's offer. Failure to respond or return to work within the time limits outlined in this Section will result in a loss of seniority.

SECTION 3. The Company will meet with the MUC Committee to discuss any layoffs or reduction-in-force prior to implementation. The Company shall notify the Union of any pending layoff or reduction-in-force as far in advance as possible. In the event of a short-term layoff (less than ninety (90) days in duration), the Company will maintain its portion of the cost to maintain Company benefits during said layoff.

SECTION 4. For purposes of this Article, it is understood that an employee's qualifications to perform a job will be based on any relevant job-related criteria, utilizing established Job Classification - Task Proficiency Matrices. The requisite skills, knowledge and ability to perform the relevant tasks of the job may be determined through tests, licenses or certifications.

SECTION 5. The proposed creation of a new test, or the elimination or change of an existing test, shall first be discussed with the area Chief Steward of the affected department. If the parties aren't able to agree on such new test or changes, the Union may file a grievance as to the reasonableness of the test as set forth in this Agreement.

SECTION 6. Employees on lay off are required to inform the Company of any address changes via Certified Mail.

SECTION 7. If a laid-off employee, with recall rights, refuses a reinstatement offer, the employee forfeits his/her Union seniority.

                                   ARTICLE 16
                                  SEVERANCE PAY

SECTION 1. Any full time employee who is laid off as a result of a long-term reduction-in-force (90 days or more), and having been in continuous full-time service of the Company for at least one (1) year immediately prior to such lay-off shall be given one (1) week's pay for each year of service with the Company at the employee's present base rate up to a maximum of fifteen (15) weeks' pay to be paid within thirty (30) days of lay-off.

Any full-time employee who is laid off and granted severance pay pursuant to this section, if re-employed and subsequently laid off through a reduction-in-force, shall be denied a second severance pay allowance unless continuous service since re-employment has been one year or more. Any employee who, is laid off or whose employment is severed and granted severance pay pursuant to this Section, returns to active work within a length of time which is less than that paid as severance, may continue to reimburse the Company the excess severance pay within sixty (60) days of recall. Any excess severance pay repaid to the Company as set forth above, shall be paid to the employee in the event of a subsequent lay-off.

                                   ARTICLE 17
                            CLASSIFICATION AND WAGES

SECTION 1. The classifications and rates of pay attached hereto as Appendix "A" shall be made a part of this Agreement and shall continue in effect for the duration of this Agreement.

SECTION 2. The proposed creation of a new classification(s) or the elimination or change of an existing classification(s) shall first be discussed at a meeting of the MUC Committee. If the parties are unable to agree on such new classification(s) or changes, the Union may file a grievance as set forth in this Agreement.

SECTION 3. Employees temporarily assigned to work in a classification other than their current classification will continue to be paid the rate of pay for their current classification.

SECTION 4. Supervisory or other management personnel shall not perform work which is normally performed by bargaining unit personnel, except for training or instruction, investigation, testing, emergencies, and situations in which no qualified bargaining unit employee is available to do the job required.

SECTION 5. If a full-time employee is demoted, through no fault of their own, from their regular classification, the employee will receive the higher rate of pay for a period one (1) week for each full year of service at the previous classification, at the time assigned to the lower classification. There will be no pyramiding of rate retention under this Article.

SECTION 6. Employees classified as leadmen or when day-rated as leadmen are not empowered to take disciplinary action, discharge, evaluate, schedule time off, medically test and medically report.

                                   ARTICLE 18
                                    BENEFITS

SECTION 1. The Company will provide bargaining unit members with the benefits described in this Article.

SECTION 2. There will no unilateral changes by the Company to benefit levels during the life of this Agreement, except those required by regulatory agencies.

SECTION 3. BENEFIT PLANS

      A.    HEALTH INSURANCE (MEDICAL, DENTAL AND PRESCRIPTION)

            - The Company will pay 80% of premium and Employee will pay 20% of the premium. Employee premiums will be deducted on a pretax basis. Employee contributions will be subject to adjustment on January 1 of each year of this Agreement.

            -     Deductible does not apply to most provider services

            -     $1,000 / $2,000 out-of-pocket maximum amounts

            - Diagnostic and preventative services: No deductible. Payable at 100 percent of the allowable fee. Dental work involving crowns are designated Type II service.

            -     Prescriptions

                       Generic          $10      (30 day supply)
                       Formulary        $20      (30 day supply)
                       Non-Formulary    $30      (30 day supply)

            - Some maintenance type prescriptions, i.e., high blood pressure, cardiovascular, insulin. etc., are available in a 90-day supply for the price of (2) co-pays through a mail order pharmacy.

            - Accident benefits are payable only for services provided within 90 days of the Accident. After 90 days or $500, whichever comes first, general Plan Benefits apply.

            - Treatment of Chemical Dependency is subject to pre-authorization and case management

      B.    SHORT TERM DISABILITY

            - Eligibility: All full-time active employees who regularly work at least 30 hours per week and have completed one (1) year of continuous service.

            - Elimination Period: Loss of wages for 40 hours or 5 scheduled shifts, whichever is less, for Disability due to a non-occupational injury or illness.

      -     Schedule of Benefits
             Less than 1 year of Company seniority.......no benefits 1 year of Company seniority, but less than 5 years of Company
             seniority....................60% benefit up to 26 wks 5 years or more of Company seniority......100% benefit up to 26 wks

      C.    LONG TERM DISABILITY

            -     Waiting Period: 180 days

            - Benefit: 60% of regular pay, not to exceed $6,000 per month subject to reduction by deductible sources of income or Disability Earnings

            -     Maximum Period: Age 65

      D.    401(k) PLAN AND TRUST

            - Employer contributions are equal to a 1 to 1 match based on an employee's pretax contributions up to 6%.

            - Employer matching contributions made in non-restricted Company stock

            - Maximum employee deferral amount will be 20%; subject to Plan guidelines and limitations

            - During the term of this Agreement, the Company will maintain the current matching contribution level for the 401(k) Plan and retains the ability to change the form of match (cash or stock).

      E.    VISION SERVICE PLAN

      F.    COMPANY SPONSORED LIFE INSURANCE AND ACCIDENTAL DEATH &
            DISMEMBERMENT

      G.    EMPLOYEE ASSISTANCE PLAN AND NURSE ADVISOR

      H.    EMPLOYEE STOCK PURCHASE PLAN

      I.    FLEXIBLE SPENDING ACCOUNTS

SECTION4.   Revised benefit brochure will be distributed to all employees periodically. This information is being provided as a summary only and not intended to replace or amend and benefit Plan Documents or Summary Plan Descriptions.

                                   ARTICLE 19
                                    HOLIDAYS

SECTION 1. The following days shall be considered holidays:

            New Year's Day          Good Friday
            Memorial Day            Independence Day
            Labor Day               Thanksgiving
            Day after Thanksgiving  Christmas Eve
            Christmas Day           Personal Holiday **

** Personal Holiday: Any day during the calendar year which the employee elects to take with advance notice to, and approval from, the Company as set forth in
Section 3 of this Article.

SECTION 2.

Pay for Holidays Worked

Employees who have completed the probationary period and work on any of the above holidays will receive:

      A. pay at the rate of time and one-half (1 1/2) for all hours worked, and

      B. pay at the regular straight-time rate for all hours worked on the holiday.

However, an employee absent on either the scheduled workday before or after the holiday will not receive pay under Section 2.B. of this Article if the absence is not approved by the Company. To be approved, the reason must be both verifiable by and acceptable to the Company.

Pay for Holidays Not Scheduled to Work

Employees who have completed the probationary period and are not scheduled to work on any of the above holidays will receive:

      A.    pay at the regular straight-time rate for eight (8) hours;

However, an employee absent on either the scheduled workday before or after the holiday will not receive pay if the absence is not approved by the Company. To be approved, the reason must be both verifiable by and acceptable to the Company. An employee who is receiving disability benefits on both the scheduled workday before and after the holiday will not receive pay for the holiday.

Pay for Holidays Scheduled, But Not Worked

      A. Employees who have completed the probationary period and are scheduled to work on any of the above holidays but fail to work will not receive holiday pay.

SECTION 3. Employees will be entitled to one (1) personal holiday which may be taken after the employee has completed their probationary period, provided at least one (1) week's notice is given to the Company. Scheduled annual vacation shall take precedence over the scheduling of personal holidays.

In the case where more than one employee per crew requests to take a personal holiday on the same day, department seniority will govern if the personal holiday has been scheduled between January 1 and March 31 of any year. Personal holidays will be allocated on a first come, first serve basis if scheduled after April 1 of any year.

Personal holidays will be allocated and granted based on operational needs and the wishes of the employee, not unreasonably denied. No more than one (1) person per crew shall be allowed off on personal holiday on any particular day, except at Company discretion.

If the personal holiday is used in the calendar year, the employee will be paid for eight (8) hours for the personal holiday at their base rate. Personal holidays may not be banked or carried over into the next year.

Full-time employees with at least one (1) year of continuous service who terminate or are laid off shall receive pay in lieu of the current year's unused personal holiday.

SECTION 4. An employee who works on a higher rated job, other than their regular job, on the last scheduled shift immediately preceding and the first scheduled shift following an unworked holiday will receive holiday pay for such holiday at the rate of the higher rated job.

An employee who works on a higher rated job, other than their regular job, on a holiday shall be paid for such holiday at the holiday rate for the higher rated job.

                                   ARTICLE 20
                                    VACATION

Section 1. Employees will be eligible for paid vacation time in accordance with the following provisions.

  IN EACH CALENDAR YEAR IN                 AMOUNT OF PAID
WHICH AN EMPLOYEE COMPLETES              VACATION AVAILABLE
1st through 4th year of service                 80 hours
5th through 9th year of service                120 hours
10th year of service or more                   160 hours

SECTION 2. At the beginning of the calendar year, each full-time employee who has completed one year of continuous service will be credited with vacation based on length of service. Upon successful completion of their probationary period, employees who have credited service prior to January 1 of the current year will be eligible for a pro-rated regular vacation. Such pro-rated vacation shall be based on time worked in the preceding year and shall be scheduled, paid and administrated in a manner equal to other regular vacation. Employees must use a minimum of forty (40) hours of their vacation leave annually. Vacation must be taken in full-shift increments, unless shift scheduling dictates otherwise. Vacation may, at Company request, be "carried over" into the next calendar year. All unused vacation will be paid to the employee. Vacation requests must be pre-authorized by the supervisor at least one calendar week in advance.

SECTION 3. At the beginning of each calendar year, full-time employees who have completed fourteen (14) or more years of continuous service will receive a one thousand dollar ($1,000) bonus.

SECTION 4. Vacation schedules shall be posted or circulated among employees during the month of January of each year for employees to indicate their vacation preference. Vacation request forms will be utilized, with a copy of the approved form returned to the employee. Vacation will be scheduled to meet the preference of employees whenever possible. In case of conflict over any vacation period, vacation will be granted in order of department seniority. Where an employee elects to split vacation, that employee's seniority rights shall prevail only for the first choice until all other employees in the vacation unit have had their first choice. It is understood that the Company retains the right to schedule vacations as a operational conditions dictate; however, no employee shall be forced to take vacation which has already been approved at a time undesirable to the employee.

SECTION 5. Holidays falling during an employee's vacation will be compensated for by holiday pay or by a one-day extension of the vacation, as the employee elects.

SECTION 6. Employees who do not take unused vacation at Company request may be paid in lieu of, in addition to the amount earned by the employee based on time actually worked. If, due to an extreme situation, the Company requires an employee to work during a previously scheduled vacation, the Company will make the employee whole for any verifiable, non-refundable expenses incurred by the employee. Subject to the provisions of Section 2 of this Article, employees may choose to receive pay in lieu of time off for vacation. For purposes of this Article, a full-shift of vacation will be determined by the number of hours that the employee is normally scheduled to work. Example: An employee working a 10-hour shift will be required to take 10 hours vacation per day.

SECTION 7. An employee may request their vacation date be changed and the Company may grant such request, based on operating needs and the existing approved vacation scheduled.

SECTION 8. An employee terminating service with the Company, for any reason, who has not taken the vacation due that year, shall be paid for the same at the time of termination. In the event part of the vacation has been taken, the employee will be paid for the unused portion not taken. In addition, for each complete calendar month worked during the current year, employees will receive 1/12 (one-twelfth) of their earned vacation allotment.

SECTION 9. Full-time employees with a least one (1) year of continuous service who are laid off or whose employment is terminated shall receive pay for any unused vacation, including a pro-rated amount earned in the current year.

                                   ARTICLE 21
                             UNION LEAVES OF ABSENCE

SECTION 1. The Company may grant a leave of absence, without pay, for Union officials or members to attend Union functions. Such leaves shall be granted based on operating requirements of Company, but shall not be unreasonably withheld. Employees shall retain service, seniority and benefits during such leaves of absence.

Requests for such leaves must be made by the Union to the Company, and should be made with as much advance notice as possible, but not less than fourteen (14) calendar days except in extenuating circumstances.

SECTION 2. Upon thirty (30) days written notice from the Union, a leave of absence to perform work for the Union will be granted for one (1) employee for a period of time of up to one (1) year. The employee may elect to return to the employee's previous classification with a thirty (30) day written notice for reinstatement from the Union to the Company. Such employee will hold and accumulate seniority and continuous service for all purposes during such leave. Upon request, the employee will be allowed to continue in the Company Group Health Plan, and any Disability Plans, by paying the full cost of the benefits during the leave. Reinstatement will be granted if the employee is physically able to return to the previously held classification, as determined by the Company paid physical examination. If the employee is physically unable to return to the previous held classification, the employee will be allowed to return to a job the employee is qualified to perform, if such job exists.

                                   ARTICLE 22
                            FAMILY AND MEDICAL LEAVE

SECTION 1. The Company will comply with all applicable State and Federal laws, which address employees' rights to request or obtain family or medical leaves. Employees who have been employed for at least one (1) year and worked at least 1250 hours during the preceding twelve (12) month period, shall be granted leave of absence in the event of:

      1.    the birth of a child and in order to care for that child;

      2. the placement of a child for adoption or foster care, and to care for the newly placed child;

      3.    care for a spouse, child, or parent with a serious health condition;
            or

      4. a serious health condition that makes the employee incapable of performing the essential functions of his/her job.

Such leave will be guaranteed for up to a maximum of twelve (12) weeks in a rolling twelve (12) month period. Leave while an employee is off work receiving short-term disability benefits or worker's compensation benefits will be designated as Family Medical Leave, to the extent that it qualifies under State or Federal law, and will run concurrently with FMLA leave.

SECTION 2. Request for such leave shall be made through the Human Resources Department. When the need for leave is foreseeable, the employee shall provide at least thirty (30) days advance notice. An employee may request more than one
(1) family leave within a twelve (12) month period, but the total time on leave within that period may not exceed twelve (12) weeks.

SECTION 3. The employee will provide medical certification to the Company confirming the need for family and medical leave within 15 days of the request for leave. The request for such leave may require renewal and new medical certification submitted to the Company every thirty (30) days.

SECTION 4. Credited service for all purposes under this Agreement will accrue during the period covered by the family and medical leave of absence. The employee returning from family and medical leave will be reinstated to the position held prior to the leave, or a comparable position.

SECTION 5. Employees will not be disciplined for absences covered under the Family and Medical Leave Act. Employees will not be required to use vacation for approved FMLA absences. However, the Company will waive the advanced vacation notice requirement for an employee electing to use paid vacation for this leave.

Available vacation, the personal holiday and/or sick/personal days (or a combination thereof) used to satisfy the waiting period for short-term disability benefits will not be charged against FMLA leave entitlement.

SECTION 6. Employees will not perform work for pay while on family and medical leave, except with written permission of the Company.

SECTION 7. All other requirements and conditions under the Family Medical Leave Act of 1993 shall apply.

                                   ARTICLE 23
                                MILITARY SERVICE

SECTION 1. The Company shall accord to each employee who leaves active employment to enter military service of the United States or Reserve or National Guard, such rights as the employee shall be entitled to under the Uniform Services and Reemployment Rights Act (USERRA).

SECTION 2. With the exception of an Executive Order, any employee who is required to attend duty for the Reserve of the Armed Forces or the National Guard shall be paid, for a period or periods not to exceed a total of seventeen
(17) days per calendar year and such pay shall be the excess of the employee's base wages over Government base wage for the period of military leave, not to include any forms of living expenses.

                                   ARTICLE 24
                                BEREAVEMENT LEAVE

SECTION 1. In the event of the death of an employee's immediate family member, a reasonable period of unpaid leave will be granted to the employee. Immediate family includes the employee's spouse, children, stepchildren, parents, stepparents, brothers, sisters, stepbrothers, stepsisters, grandparents and grandchildren, and the parents and grandparents of the employee's spouse.

SECTION 2. To offset the expenses associated with attending the funeral, any employee who has completed the probationary period will be paid forty (40) hours of base wages in the event of the death of a spouse, child or step-child, or twenty-four (24) hours of base wages in the event of the death of any other immediate family member listed above.

                                   ARTICLE 25
                              JURY AND WITNESS DUTY

SECTION 1. Employees selected for jury duty or subpoenaed for witness service are expected to report for such jury duty or witness service, and will be allowed the necessary time off to perform such service. Employees shall contact their Human Resources Representative or immediate supervisor prior to reporting for jury duty or subpoenaed witness service. An employee who reports and is then released from such service shall immediately contact the employee's supervisor to coordinate return to work. The Company will make reasonable allowances for travel and shift schedules.

Regular full-time employees who are absent because of jury duty, government subpoena where the Company is not a party, or Company subpoena, will be paid the difference between the jury duties or specified witness pay and their normal base wages for scheduled shifts missed. Employees will be required to provide documentation of such service to receive applicable pay.

                                   ARTICLE 26
                                 CONTRACTING OUT

SECTION 1. The Company, having the availability of equipment, skills, manpower, or the time to do the work, shall not contract out classified work now being done by employees of the Company as long as there are qualified employees or qualified former employees with re-employment rights and provided such contracting does not result in the layoff of employees or their displacement to other job classifications covered by this Agreement. This shall not apply to the installation of equipment or construction or any other activities not ordinarily done by employees of the Company.

SECTION 2. Before commencing any major contract job to be performed on the premises, the Company will notify the Local Union President or designee, in writing, describing the nature, scope, and expected duration of the work to be performed. The Company further agrees that it will meet, as necessary, with the Local Union President or designee, to discuss information concerning contracting out. Requests for such meetings shall not be unreasonably denied.

                                   ARTICLE 27
                                MANAGEMENT RIGHTS

SECTION 1. Management retains all the general and traditional rights to manage the business as well as any rights under the law or agreed to by the parties. These rights rest exclusively in management who are the sole decision makers regarding the operation of the business. The following list of specific management rights is not intended to be all-inclusive, but simply sets forth some of those rights considered to be general rights of management. The fact that a particular management right is not included in the following listing does not mean the right does not exist.

SECTION 2. Management retains the right to determine the number of employees required by the Company at any place from time to time, for any and all operations; to determine the jobs, content of jobs and to modify, combine or end any job, department or operation; to hire, classify, transfer, promote, demote and layoff employees; to determine qualifications, evaluate performance and assign and direct the workforce; to maintain order and discipline; and to reprimand, suspend, discharge and otherwise discipline for just cause.

SECTION 3. The Company has the right to create and administer rules, policies and procedures. This will include the right to establish or revise attendance, work, substance abuse, drug and/or alcohol testing, functional testing and safety rules. The Company has the right to establish or revise a disciplinary policy to address violations of these rules.

SECTION 4. Management retains the right to determine the number and types of facilities and working places, the kinds and locations of machines, tools and equipment to be used; and the right to schedule production; to maintain efficiency; to introduce new or improved research methods, materials, processes, techniques, machinery and equipment; means of processing, distribution and mining; to set the standards of productivity and the products to be produced; to determine employees' working schedules, including, but not limited to, the number of hours and shifts to be worked; to determine when overtime work is necessary and to assign overtime; to choose customers; to utilize part-time and temporary employees; to decide where or when training on a particular operation or job is required, how much training is required and the right to move or retrain employees; to determine the amount and form of any incentive and/or bonus compensation to be paid in addition to wages; to establish, implement, modify, suspend or terminate any contract or incentive program; and, to use independent contractors to perform any work or services provided such contracting does not result in the layoff of employees covered by this Agreement.

SECTION 5. Management's failure to exercise any right or function reserved to it, or the exercise of a management right in a particular way shall not prevent the Company from exercising any of its rights in the future or in some other way not in conflict with the express provisions of this Agreement. The only restrictions on management rights will be any documented memorandum of understanding with the Workers Committee expressly provided for in this Agreement.

SECTION 6. The exercise of these rights alleged to be in conflict with any other provision of this Agreement shall be subject to the grievance and arbitration procedures herein.

                                   ARTICLE 28
                               MINE/PLANT CLOSURE

SECTION 1. The Company agrees it will notify the Union in writing of any mine/plant closure at least thirty (30) days in advance, or as is practical, in compliance with the Worker Adjustment Retraining and Notification Act. The Company and the Union shall meet to bargain in good faith regarding the effect and possible options for employees and the Company.

                                   ARTICLE 29
                                    NO STRIKE

SECTION 1. During the term of this Agreement, there will be no strike, work stoppage, picketing, honoring of any picket line at the Company premises, work slowdown, sympathy strike, or any other form of economic pressure directed against the Company or its services on the part of the Union or its members covered by this Agreement. The Company will not lock out any bargaining unit employee during the term of this Agreement.

SECTION 2. In the event of any breach of this Article, the Union will immediately declare publicly that such action is unauthorized, will immediately order its members to resume their normal duties and continue to take any necessary action to correct the problem and restore the Company to full operation.

                                   ARTICLE 30
                                  PAST PRACTICE

SECTION 1. This Agreement supersedes any previous oral and written agreements between the Company, its employees and the Union. The Company will not be bound by any past understandings, practices and/or customs between the Company, its employees, and the Union on matters not specifically governed by the terms of this Agreement, except those mutually agreed upon in writing during the negotiation for this Agreement.

                                   ARTICLE 31
                                    VALIDITY

SECTION 1. Nothing contained in this Agreement shall be construed in any way as interfering with the obligation of the parties hereto to comply with any and all State and Federal laws, or any rules, regulations, and orders of duly constituted authorities pertaining to matters covered herein, and such compliance shall not constitute a breach of this Agreement.

SECTION 2. If any court shall hold any part of this Agreement invalid, such decision shall not invalidate the entire Agreement.

                                   ARTICLE 32
                                  MISCELLANEOUS

SECTION 1. The Company and the Union desire every employee to be familiar with the provisions of the Collective Bargaining Agreement and employee's rights and duties under it. The Company and the Union shall equally share the expense to print and provide a copy of this Agreement in booklet form produced by a union print shop, if available, to each employee.

SECTION 2. The Company shall provide a safety shoe/boot allowance of $150.00 per contract year per employee, when the employee provides a receipt for the same. Probationary employees are entitled to the allowance after competing their probationary period and each contract year thereafter during the life of this Agreement.

SECTION 3. The Company will provide a secure bulletin board at each of the locations covered by this Agreement.

SECTION 4. Employees in the bargaining unit shall have access to their own personnel file, by appointment with the Human Resources Manager, for the purpose of reviewing it in person. A Union representative may accompany the employee, with the employee's permission.

Entries placed in an employee's permanent personnel file shall be in writing. A copy of such entries shall, upon request, be given to the involved employee. An employee may elect to provide a copy to their Union representative. The employee may also make a written reply to any disciplinary action and have same placed in the permanent personnel file.

The Company will provide, upon request, relevant and necessary information, to the Union, in order to administer the contract during its term.

SECTION 5. Required notices may be made by personal service, confirmed facsimile transmission or certified mail, return receipt requested. The designated party for the Company is the Human Resources Manager. The designated party for the Union is the International Representative. Each party will provide the other with the name and address of the individual who is authorized to receive notices under this Section.

SECTION 6. Any employee required to work more than two (2) hours beyond the normal quitting time will be provided with a meal. An additional meal will be furnished for each additional four (4) hours of continuous work. The Company may, with the agreement of the involved employees, in lieu of a meal and time to eat the meal, compensate the employee by the payment of one (1) additional hour at time and one-half (1-1/2).

                                   ARTICLE 33
                               COMPLETE AGREEMENT

SECTION 1. This Agreement during its life may be amended only by mutual consent of the parties hereto. Any amendments made to this Agreement shall be reduced to written form and shall be duly signed by the authorized representatives of the Company and Union.

SECTION 2. The parties acknowledge that during the negotiations resulting in this Agreement, each had the unlimited right to make proposals with respect to all subjects of collective bargaining. The understandings and agreements arrived at by the parties after exercise of that right are included in this Agreement. Therefore, the Company and the Union each waive the right and each agrees that the other will not be obligated to bargain collectively with respect to any matter referred to by this Agreement or with respect to any subject not specifically referred to in this Agreement, except those required by law, even though the subject may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated this Agreement.

                                   APPENDIX A

                            STILLWATER MINING COMPANY
                      BARGAINING UNIT BASE RATES STRUCTURE

                                                                         7/20/2004        7/1/2005          7/1/2006
                          POSITION TITLE                                 BASE RATE        BASE RATE         BASE RATE
-----------------------------------------------------------              ---------        ---------         ---------
Leadman - Mechanic (Mine Maint/Concentrator/Smelter/BMR)                  $24.82           $25.57            $26.33
Leadman - Electrician (Mine Maint/Concentrator/Smelter/BMR)               $24.82           $25.57            $26.33
Leadman (Lab)                                                             $24.82           $25.57            $26.33

Mechanic 1 (Mine Maint/Concentrator/Smelter/BMR)                          $22.77           $23.46            $24.16
Electrician 1 (Mine Maint/Concentrator/Smelter/BMR)                       $22.77           $23.46            $24.16
Hoistman 1                                                                $22.77           $23.46            $24.16

Leadman (Mine/Concentrator/Smelter/BMR)                                   $22.66           $23.34            $24.04

Leadman (Warehouse)                                                       $21.99           $22.65            $23.33

Mechanic 2 (Mine Maint/Concentrator/Smelter/BMR)                          $20.98           $21.61            $22.26
Electrician 2 (Mine Maint/Concentrator/Smelter/BMR)                       $20.98           $21.61            $22.26

Miner 1                                                                   $20.79           $21.41            $22.05
Operator 1 (Concentrator/Smelter/BMR)                                     $20.79           $21.41            $22.05
U/G Construction 1                                                        $20.79           $21.41            $22.05
Lab Tech 1                                                                $20.79           $21.41            $22.05
Hoistman 2                                                                $20.79           $21.41            $22.05
Diamond Driller 1                                                         $20.79           $21.41            $22.05
Raisebore 1                                                               $20.79           $21.41            $22.05

Heavy Equipment Operator 1                                                $19.81           $20.40            $21.01
Miner 2                                                                   $19.81           $20.40            $21.01
Sand Plant Operator                                                       $19.81           $20.40            $21.01
Sandfiller                                                                $19.81           $20.40            $21.01
U/G Equipment Operator 1                                                  $19.81           $20.40            $21.01
Warehouse 1                                                               $19.81           $20.40            $21.01
U/G Construction 2                                                        $19.81           $20.40            $21.01

Mechanic 3 (Mine Maint/Concentrator/Smelter/BMR)                          $17.84           $18.37            $18.93
Electrician 3 (Mine Maint/Concentrator/Smelter/BMR)                       $17.84           $18.37            $18.93

U/G Equipment Operator 2                                                  $17.09           $17.60            $18.13
Diamond Driller 2                                                         $17.09           $17.60            $18.13
Heavy Equipment Operator 2                                                $17.09           $17.60            $18.13
Operator 2  (Concentrator/Smelter/BMR)                                    $17.09           $17.60            $18.13
Lab Tech 2                                                                $17.09           $17.60            $18.13
U/G Construction 3                                                        $17.09           $17.60            $18.13
Miner 3                                                                   $17.09           $17.60            $18.13
Raisebore 2                                                               $17.09           $17.60            $18.13

U/G Equipment Operator 3                                                  $15.02           $15.47            $15.93
Heavy Equipment Operator 3                                                $15.02           $15.47            $15.93
Warehouse 2                                                               $15.02           $15.47            $15.93
Operator 3  (Concentrator/Smelter/BMR)                                    $15.02           $15.47            $15.93
Lamp Repairer                                                             $15.02           $15.47            $15.93
Lab Technician 3                                                          $15.02           $15.47            $15.93
Custodian                                                                 $15.02           $15.47            $15.93

Trainee/Laborer                                                           $12.01           $12.37            $12.74

                           MEMORANDUM OF UNDERSTANDING

                                     BETWEEN
                            STILLWATER MINING COMPANY
                                       AND
                                PACE LOCAL 8-0001

Stillwater Mining Company (Company), and Paper, Allied Industrial, Chemical and Energy Workers International Union (Union), hereby agree as follows:

The following past practices or prior settlements will be continued throughout the duration of this Agreement:

      1.    Document dated 08/10/2000, entitled Vacation and Holiday
            Clarifications

      2. MOU dated 11/01/2000, between Company and Union regarding Health Care Insurance for employees on Long Term Disability

      3. 3rd Step Grievance Response for Grievances SM01-027 and SM02-013 dated 09/17/2002 regarding Sandfill/Sandplant Operator Wage Rates

      4. MOU dated 01/30/2004 between Company and Union regarding Processing Special Project

STILLWATER MINING COMPANY

_________________________________________
Company Official

PAPER, ALLIED INDUSTRIAL, CHEMICAL AND ENERGY WORKERS INTERNATIONAL UNION, AND ITS LOCAL 8-0001

_________________________________________
Union Official

SIGNED THIS _____ DAY OF __________, 2004.

                           MEMORANDUM OF UNDERSTANDING

                                     BETWEEN
                            STILLWATER MINING COMPANY
                                       AND
                                PACE LOCAL 8-0001

Based on discussions through the negotiation of the Collective Bargaining Agreement (CBA), the Company recognizes employee concerns with the Miner's Incentive Plan (Plan.). The Company will, in good faith, work to improve communications between the employees, the Union and the Company on all aspects of the Miner's Incentive Plan.

The Company will not make Plan reductions in the Miner's Incentive unless mutually agreed upon with the Union. Structural changes within the Plan will be discussed with the Union prior to implementation. Thirty (30) days advance notice of such changes will be given to the Union and to the employees involved. The Union will also be notified of any incidental or administrative adjustments, which may become necessary throughout the CBA period. Changes where a rate or payment reduction is reasonably expected are subject to mutual agreement.

Modifications, exclusive rates or rate adjustments due to abnormal circumstances, for example those for Ground Types IV and V, that are presently provided for in the Miner's Incentive Plan are not subject to mutual agreement.

This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.

STILLWATER MINING COMPANY

_________________________________________
Company Official

PAPER, ALLIED INDUSTRIAL, CHEMICAL AND ENERGY WORKERS INTERNATIONAL UNION, AND ITS LOCAL 8-0001

_________________________________________
Union Official

SIGNED THIS _____ DAY OF __________, 2004.

                           MEMORANDUM OF UNDERSTANDING

                                     BETWEEN
                            STILLWATER MINING COMPANY
                                       AND
                                PACE LOCAL 8-0001

Whenever the Metallurgical Complex determines a Trainee/Laborer vacancy exists, the vacancy will be posted as per Article 10, Job Postings of the Collective Bargaining Agreement.

For employees who have completed their probationary period, the hourly wage rate for internal candidates that have been awarded a Trainee/Laborer position will be at the Level 3 position rate for a BMR/Smelter Operator, Lab Technician, BMR/Smelter Mechanics, or BMR/Smelter Electrician. Probationary employees will be paid at the Trainee/Laborer rate.

Employees in training will transition to the Level 3 position provided they have acquired the requisite skills, knowledge and ability to perform the tasks per the Job Classification - Task Proficiency Matrix.

This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.

STILLWATER MINING COMPANY

_________________________________________
Company Official

PAPER, ALLIED INDUSTRIAL, CHEMICAL AND ENERGY WORKERS INTERNATIONAL UNION, AND ITS LOCAL 8-0001

_________________________________________
Union Official

SIGNED THIS _____ DAY OF __________, 2004.

                           MEMORANDUM OF UNDERSTANDING

                                     BETWEEN
                            STILLWATER MINING COMPANY
                                       AND
                                PACE LOCAL 8-0001

The Company provides a bonus payment to employees who participate in Mine Rescue at Stillwater Mine and EMS at Stillwater Mine and at the Metallurgical Complex. The Company agrees to continue its current practice through the life of this Collective Bargaining Agreement.

STILLWATER MINING COMPANY

_________________________________________
Company Official

PAPER, ALLIED INDUSTRIAL, CHEMICAL AND ENERGY WORKERS INTERNATIONAL UNION, AND ITS LOCAL 8-0001

_________________________________________
Union Official

SIGNED THIS _____ DAY OF __________, 2004.

                           MEMORANDUM OF UNDERSTANDING

                                     BETWEEN
                            STILLWATER MINING COMPANY
                                       AND
                                PACE LOCAL 8-0001

Each year, employees classified as mechanics and electricians will receive a tool allowance of $400 and $200, respectively.

The Company agrees to implement and provide the Union with tool inventory guidelines and requirements for employees classified as mechanics and electricians in each of their respective departments within three (3) months of the ratification of the Collective Bargaining Agreement.

The parties will commit to reach mutual agreement on this issue. Should the Union disagree, the Union reserves the right to challenge the reasonableness of the tool inventory requirements and guidelines through the Grievance and Arbitration provisions of the current Collective Bargaining Agreement.

This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.

STILLWATER MINING COMPANY

_________________________________________
Company Official

PAPER, ALLIED INDUSTRIAL, CHEMICAL AND ENERGY WORKERS INTERNATIONAL UNION, AND ITS LOCAL 8-0001

_________________________________________
Union Official

SIGNED THIS _____ DAY OF __________, 2004.

                           MEMORANDUM OF UNDERSTANDING

                                     BETWEEN
                            STILLWATER MINING COMPANY
                                       AND
                                PACE LOCAL 8-0001

The Company agrees to provide bussing for employees to the Nye facility.

This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.

STILLWATER MINING COMPANY

_________________________________________
Company Official

PAPER, ALLIED INDUSTRIAL, CHEMICAL AND ENERGY WORKERS INTERNATIONAL UNION, AND ITS LOCAL 8-0001

_________________________________________
Union Official

SIGNED THIS _____ DAY OF __________, 2004.